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                                                                   EXHIBIT 10.23


[SciClone LOGO]              C O N F I D E N T I A L


TO:         AL RUDOLPH

FROM:       D. R. SELLERS

DATE:       March 24, 1997

SUBJ:       EMPLOYMENT OFFER

Deal Al,

On behalf of SciClone Pharmaceuticals, Inc., we are pleased to be able to make you the following offer to join our team:

Target start date: 15 April 1997

Term of Employment: Your employment with SciClone will start on April 15, 1997, will be for no specific period and may be terminated by you or SciClone at any time, with or without cause.

Title(s) - Vice President Development and Manufacturing Operations / Chief Technical Officer

Responsibility - You will be made a Corporate Officer and vested with the related responsibilities and authority. Primary responsibilities include: all pre-clinical, scientific, quality, product formulation, and worldwide manufacturing issues. Additionally, you may be asked to assume responsibility for regulatory affairs. You will be responsible for the clinical development of thymosin alpha 1 in areas other than hepatitis by acting as project leader of such products as may develop. You will share responsibility with other corporate executives for the management and utilization of the relevant Consultants. You will become a member of the existing thymosin alpha 1 HCV project, the existing SP-111 (CPX) project, and the SPKK project. You will work with and assist the VP Business Development in new product assessment.

Without prejudice, this position has been designed to allow you to be considered for the position of Chief Operating Officer at some time in the future.

Reporting Relationship - The position reports to the President and CEO, SciClone Pharmaceuticals, Inc., with direct dotted line access to the appropriate staff functions such as Marketing, Medical, Finance, Legal, etc., as well as to the relevant Consultants. Reporting to

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this position will be the VP Scientific Affairs, Director of Manufacturing
Operations, Manager of Quality Assurance, and possibly the VP Regulatory
Affairs.

Compensation - your compensation will consist of four components:

     Salary - $US15,000.00 monthly.

     Management Bonus - paid annually after the close of the fiscal year and targeted at 40% of annual Salary depending upon performance against an agreed set of management objectives. Bonus can range from 0% to 150% of targeted amount.

     Mortgage Assistance - understanding the differential in housing costs between your current location and the San Francisco area. We are offering you $2,500.00 monthly ($30,000 annually) in mortgage assistance. To take advantage of this assistance you must enter into a contract to purchase a home in the area prior to the end of September 1997. This assistance will be in effect for 36 months (unless your employment ends for any reason in which case the mortgage assistance will end at the same time). SciClone will pay the closing costs for the sale of your current home and your purchased home in the San Mateo area.

     Equity - it is a policy of SciClone that, as much as possible, all of our team should own a piece of the company and share in its success. We are pleased to offer you 70,000 shares in the form of options. Your option(s) will be governed by the terms and conditions of SciClone's existing stock option plan and the standard form of option agreement (which you will be required to sign in connection with the issuance of your option(s).

     Benefits - You will have the right, on the same basis as the other executive employees of SciClone, to participate in and receive benefits under any SciClone medical, life, disability or other group insurance plans, as well as under SciClone's 401(k) and deferred compensation plans and business expense reimbursement policy.

     Other - to facilitate your early start, we will provide you with a company selected and company rented studio apartment in the vicinity of the office. This apartment will be made available until the end of September 1997, or when you move into housing, which ever comes first. Additionally, we will provide two househunting trips for your wife (and son, if appropriate).

     SciClone will relocate you, your family (air travel according to company policy) and reasonable household goods to the San Mateo area. This assistance is time linked to the purchase of a home in the San Mateo area as described in "Mortgage Assistance" above.

Termination: Your employment may be terminate by SciClone under the circumstances below.

     (a) Termination for Cause: If your employment is terminated by SciClone for cause as defined below, you shall be entitled to no compensation or benefits from SciClone




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     other than those earned through the date of your termination. In particular, you will not be entitled to any bonus that you would have earned had you been employed for the entire year in which your termination occurs.

     For purposes of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or SciClone records; (ii) improper disclosure of SciClone's confidential or proprietary information;
     (iii) any action by you which has a material detrimental effect on SciClone's reputation or business; (iv) your failure or inability to perform any assigned duties reasonably expected of you after written notice from SciClone to you of, and a reasonable opportunity to cure, such failure or inability; (v) your conviction (including and plea of guilt or no contest) for any criminal act that impairs your ability to perform your duties for SciClone, or; (vi) your death or disability.

     (b) Termination Without Cause: If your employment is terminated by SciClone without cause (and not as a result of your death or disability), you shall receive severance payments at your final base salary rate, less applicable withholding, equal to one month salary for every two months worked up to a total of six months salary. Severance payments will be made in accordance with SciClone's normal payroll procedures. You will also be entitled to receive any compensation and benefits that you earn through the date of your termination without cause. You will not be entitled to any pro rated portion of the management bonus for the entire year in which your termination occurs. Your right to receive the severance pay described in this subparagraph is conditioned upon your execution and delivery to SciClone of a general release of claims, in form satisfactory to SciClone, that does not impair your right to receive any compensation or benefits you have previously earned.

     (c) Dispute Resolution: In the event of any dispute or claim relating to arising out of your employment relationship with SciClone, or the termination of your employment with SciClone for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, disability or other discrimination), you and SciClone agree that all such disputes shall be fully, finally and exclusively resolved by the binding arbitration conducted by the American Arbitration Association ("AAA") in San Mateo County, California. You and SciClone hereby knowingly and willingly waive your respective rights to have any such disputes or claims tried to a judge and jury. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the actual or alleged misuse or appropriation of SciClone's property, including, but not limited to, its trade secrets or proprietary information. In any such arbitration (or other legal proceeding), the prevailing party shall be entitled to recover from the losing party its attorney's fees and costs incurred in connection with such proceeding.

Your position is a significant management position of trust and responsibility with accountability for yourself and all employees and third parties working towards SciClone's goals. I want to call your particular attention to the Employee Information and Inventions Agreements, and the Employee Handbook, particularly Part I (Business Ethics and Practice) and Part II (Employment and Time at Work). You will be given a checklist of these documents and items that you will
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need to sign or read for orientation.

You will be required to travel on an "as and when needed" basis to support, manage and achieve your personal objectives and the support corporate goals. As a virtual company, the nature of our company is "hands on" and "do it yourself".

The SciClone senior management team is very excited about your joining the company and having your help in driving it forward. I am sure that you will add significant value to SciClone and that your experiences with SciClone will add considerably to your personal and professional growth. A base of mutual respect will enable us to work together productively and profitably into the future.

This letter and the agreements referred to above constitute the entire agreement between you and SciClone regarding the term and conditions of your employment, and the supersede all prior negotiations, representations or agreements between you and SciClone regarding your employment, whether written or oral. The terms and conditions of your employment may only be modified by a supplemental written agreement signed by you and the President/CEO of SciClone.

Sincerely yours,

/s/ DONALD R. SELLERS

Donald R. Sellers
President and CEO - SciClone Pharmaceuticals, Inc.

ACCEPTED:


--------------------------------

Al Rudolph, M.D.

/s/ AL RUDOLPH
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DATE:  3/24/97
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